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                                                                  EXHIBIT 99.2

[LOGO OF STERLING SOFTWARE APPEARS HERE]               NEWS RELEASE

                          STERLING SOFTWARE ANNOUNCES
                  REVISED KNOWLEDGEWARE ACQUISITION AGREEMENT

     DALLAS, September 1, 1994 - Sterling Software Inc. (SSW-NYSE) today announced that the company and KnowledgeWare Inc. (KNOW-NASDAQ) have amended the definitive agreement, previously announced on August 1, 1994, to provide for the acquisition by Sterling of KnowledgeWare. The amendment was made following KnowledgeWare's announcement stating that it would report a substantial loss for its fiscal year ended June 30, 1994 and would restate results for the first three quarters. KnowledgeWare today reported a loss of $19 million or $1.34 per share for its fiscal year 1994.

     Under the terms of the revised agreement, Sterling will issue .1653 of a share of its common stock for each outstanding share of KnowledgeWare common stock. This compares to .2893 of a share of Sterling common stock for each KnowledgeWare share under the original agreement. Approximately 2,409,000 shares of Sterling Software common stock will be issued in connection with the merger of which 20 percent or approximately 482,000 shares will be held in escrow pursuant to terms of the agreement. Approximately 23,350,000 shares of Sterling Software common stock will be outstanding after such issuance.

     Also in connection with the revised agreement, KnowledgeWare granted to Sterling an option to purchase 1,200,000 shares of its common stock. The option is exercisable only following the occurrence of certain events and will expire upon the closing.

     In a separate agreement, Sterling purchased $15 million of secured indebtedness of KnowledgeWare from IBM Credit Corporation and agreed to loan KnowledgeWare up to an additional $7 million. Pursuant to terms of the agreement, KnowledgeWare agreed to grant to Sterling warrants to purchase up to 1,545,500 shares of its common stock.

     The proposed merger is subject to the approval of KnowledgeWare's shareholders and certain regulatory authorities, but has received unanimous approval from the respective boards of directors. For accounting purposes, the merger will be structured as a purchase and for federal income tax purposes, as a tax-free exchange to KnowledgeWare's shareholders. The merger is


8080 North Central Expressway . Suite 1100 . Dallas, TX 75206-1895 214/891-8600 FAX . 214/739-0535
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expected to close by November 15, 1994 whereupon the combined company will operate as Sterling Software.

     A registration statement relating to the shares of Sterling common stock to be issued in the merger will be filed with the Securities and Exchange Commission. The Sterling shares will be offered only by means of a prospectus included in the registration statement. No Sterling shares will be offered until the registration statement becomes effective.

     KnowledgeWare Inc., headquartered in Atlanta, is a worldwide provider of client/server application development tools, business process reengineering products, data access and warehousing software, and services for rapidly responding to business needs and requirements. KnowledgeWare employs approximately 700 people in more than 35 offices worldwide. Revenue in fiscal 1994 was $132.5 million.

     Sterling Software Inc., headquartered in Dallas, is a worldwide leader in electronic commerce, systems software and government-related professional services. Sterling employs approximately 2,900 people in more than 50 offices worldwide organized into four groups and sixteen divisions to focus on its three key markets and the international marketplace. Revenue in fiscal 1993 was $411.8 million.


Contact:
Anne Vahala
Vice President, Investor Relations
Sterling Software Inc.
(214) 891-8600